Exhibit 99.1

FTD Companies, Inc. Reports Full Year and Fourth Quarter 2013 Financial Results

Company Reports Full Year 2013 Consolidated Revenues of $627.3 million

Company Reports Full Year 2013 Net Income of $12.5 million and $85.7 million of Adjusted EBITDA

Company Provides 2014 Annual Guidance

DOWNERS GROVE, Ill., March 5, 2014 (GLOBE NEWSWIRE) — FTD Companies, Inc. (Nasdaq:FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the full year and fourth quarter ended December 31, 2013.

“I would like to thank our entire team for their tireless efforts over the last year and a half in preparation for our spin-off from United Online, Inc. which was completed on November 1, 2013,” said Robert S. Apatoff, FTD President and Chief Executive Officer. “We are pleased that our full year 2013 revenue achieved the mid-point of our revenue expectations and that Adjusted EBITDA exceeded our expectations.”

“As we look to 2014 and beyond, we believe our premier brands, internationally recognized Mercury Man logo, innovative product offerings and best-in-class partnerships will help drive future revenue growth and profitability,” continued Mr. Apatoff. “These are core strengths of our business which provide the basis for consistent cash flow generation and we believe position us well to pursue future organic and inorganic growth opportunities as well as additional capital allocation strategies to deliver sustainable shareholder value.”

Consistent with this strategy, the Company also announced today that its Board of Directors has authorized a $50 million share repurchase program over a two-year period. Under this share repurchase program, repurchases may be made from time to time and the actual amount repurchased will depend on a variety of factors, including management’s evaluation of market conditions, regulatory and legal requirements, cash balances and other factors. The share repurchases may be made in both open market and privately negotiated transactions.

Full Year Results

Consolidated revenues increased 2.3% to $627.3 million for the twelve months ended December 31, 2013 compared to $613.5 million in the same period of the prior year. The increase in consolidated revenues was due to increases in revenues in each of the Company’s reportable segments: Consumer, Florist and International.

Net income was $12.5 million for the twelve months ended December 31, 2013 compared to $21.2 million in the same period of the prior year. Adjusted Net Income for 2013 was $45.2 million compared to $40.8 million in the prior year. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs and loss on extinguishment of debt.

Adjusted EBITDA of $85.7 million for the twelve months ended December 31, 2013 remained consistent with the prior year. Adjusted EBITDA for 2013 reflects $2 million in incremental costs associated with being a stand-alone public company. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Fourth Quarter Results

Consolidated revenues increased 0.7% to $154.3 million for the fourth quarter of 2013 compared to $153.2 million in fourth quarter of 2012. The increase in consolidated revenues was primarily due to higher International segment revenues, partially offset by lower Florist segment revenues.

The Company reported a net loss of $2.5 million in the fourth quarter of 2013 compared to $5.5 million of net income in the fourth quarter of 2012. Adjusted Net Income for the fourth quarter of 2013 was $10.3 million compared to $10.4 million in the prior year. Adjusted EBITDA was $19.8 million in the fourth quarter of 2013 compared to $22.0 million in the fourth quarter of 2012. Adjusted EBITDA for the fourth quarter of 2013 reflects $1 million of incremental costs associated with being a stand-alone public company.

Segment Results

The Company has three reportable segments: Consumer, Florist and International. Through the Consumer segment, the Company is a leading direct marketer of floral and gift products for consumers, primarily in the U.S. and Canada. The Consumer segment operates primarily through the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number. Through the Florist segment, the Company is a leading provider of products and services to floral network members, which include traditional retail florists and other non-florist retail locations, primarily in the U.S. and Canada. The Company also provides products and services to other companies in need of floral and gifting solutions. The International segment consists of our international business, Interflora, which operates primarily in the U.K. and the Republic of Ireland. Interflora is a leading direct marketer of floral and gift products for consumers and operates primarily through its www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. Interflora also provides products and services to floral network members, funeral directors, and to other companies in need of floral and gifting solutions.

Consumer Segment: Segment revenues for the twelve months ended December 31, 2013 increased 1.5% to $321.7 million compared to $317.0 million in the prior year. Segment operating income for the twelve months ended December 31, 2013 was $35.2 million, consistent with the same period of the prior year. Consumer orders and average order value each grew 1% to 4.5 million orders and $67.15, respectively, for the twelve months ended December 31, 2013, compared to the same period of the prior year.

Consumer segment revenues for the fourth quarter of 2013 were $77.6 million compared to $77.7 million in the fourth quarter of 2012. Fourth quarter 2013 segment operating income was $7.9 million compared to $8.4 million in the fourth quarter of 2012. Consumer orders decreased 1% to 1.1 million orders for the fourth quarter of 2013, offset in part by a 1% increase in average order value, which grew to $66.73 in the fourth quarter of 2013, compared to the fourth quarter of 2012.

Florist Segment: Segment revenues for the twelve months ended December 31, 2013 increased 3.1% to $163.1 million compared to $158.2 million in the prior year. Products revenues contributed $4.4 million to this increase and services revenues contributed $0.6 million. Segment operating income increased 6.0% to $47.1 million in the twelve months ended December 31, 2013 compared to $44.4 million in the prior year. Average revenues per member increased 7% to $11,827 in 2013 compared to $11,004 in 2012.

Florist segment revenues for the fourth quarter of 2013 decreased 2.5% to $38.2 million compared to $39.1 million in the fourth quarter of 2012. This decrease resulted from a decline in products revenues of $0.5 million and a decline in services revenues of $0.4 million. Fourth quarter 2013 segment operating income was $11.1 million compared to $11.5 million in the fourth quarter of 2012. Average revenues per member increased 2% to $2,810 in the fourth quarter of 2013 compared to $2,748 in the fourth quarter of 2012.

International Segment: Segment revenues for the twelve months ended December 31, 2013 increased 2.7% to $161.4 million compared to $157.1 million in the prior year (4.3% growth in constant currency). Segment operating income for the twelve months ended December 31, 2013 was $18.4 million, up slightly from prior year segment operating income of $18.3 million. Consumer orders grew 5% to 2.7 million orders for the twelve months ended December 31, 2013, compared to 2.5 million orders in the prior year, and average order value was $50.83 for 2013, consistent with the prior year in constant currency.

International segment revenues for the fourth quarter of 2013 increased 4.9% to $43.2 million compared to $41.2 million in the fourth quarter of 2012 (3.9% growth in constant currency). Fourth quarter 2013 segment operating income was $4.8 million, consistent with the fourth quarter of 2012. Consumer orders increased 3% to 0.7 million orders for the fourth quarter of 2013, and average order value was $51.09 for the fourth quarter of 2013, representing growth of 1% in constant currency.

Balance Sheet and Cash Flow Highlights

For the year ended December 31, 2013, the Company generated Free Cash Flow of $46.3 million compared to $54.0 million in the prior year. The current year was negatively impacted by $2 million of incremental costs related to being a stand-alone public company, as well as $2.3 million of capital expenditures required for the spin-off and $1.2 million of payments for capital expenditures that were accrued at the end of 2012. In addition, 2013 Free Cash Flow was negatively impacted by the timing of payments between the prior year and the current year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash flows from operating activities were $34.2 million for the twelve months ended December 31, 2013 and cash and cash equivalents were $48.2 million at December 31, 2013. Debt outstanding at December 31, 2013 was $220.0 million, compared to $244.0 million at December 31, 2012.

Business Outlook

The following forward-looking information includes certain projections made by management as of the date of this press release. The Company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

For the full year fiscal 2014 the Company provides the following guidance ranges:

•                  Consolidated revenues of $640 million to $660 million

•                  Net income of $29.3 million to $33.0 million

•                  Adjusted Net Income of $41.0 million to $44.7 million*

•                  Adjusted EBITDA of $80 million to $86 million*

•                  Capital expenditures of approximately $10 million

* Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures. Stand-alone public company costs for an annual period are estimated to represent an incremental $4 million. In addition, the Company expects to incur incremental compensation costs of approximately $1.5 million for the management team and employees as the Company aligns compensation in its stand-alone structure. In 2013, the Company incurred $2 million of incremental costs associated with being a stand-alone public company.

The Company will be hosting a conference call today at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through March 19, 2014. Participants can dial 877-870-5176 to hear the playback. The passcode is 13576394.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; the anticipated benefits of our separation from United Online; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect the matters about which the forward-looking statements are made include, among others, the factors disclosed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income. Please refer to the tables in this press release for a reconciliation of segment operating income to net income (loss).

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the spin-off have been incurred by and allocated to the Company by United Online, Inc.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. Adjusted EBITDA is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and others, which are defined in the senior secured credit facility. The Company will use this measure as a basis in determining certain compensation incentives for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow.  The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, adjusted to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt.

Contacts

Investor Relations:

Jandy Tomy

630-724-6984

ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Consumer segment	$77,632	$77,675	$321,724	$317,003
Florist segment	38,159	39,135	163,145	158,180
International segment	43,172	41,161	161,389	157,081
Intersegment eliminations	(4,709)	(4,793)	(18,915)	(18,750)
Total revenues	154,254	153,178	627,343	613,514

Operating expenses:
Cost of revenues	97,061	95,951	395,007	386,746
Sales and marketing	26,955	26,325	106,149	104,913
General and administrative	23,616	12,622	69,439	52,123
Amortization of intangible assets	4,392	6,451	22,916	25,543
Restructuring and other exit costs	166	—	166	—
Total operating expenses	152,190	141,349	593,677	569,325

Operating income	2,064	11,829	33,666	44,189
Interest expense, net	(1,270)	(3,075)	(11,224)	(12,812)
Other income, net	67	153	332	627

Income before income taxes	861	8,907	22,774	32,004
Provision for income taxes	3,314	3,358	10,272	10,830

Net income (loss)	$(2,453)	$5,549	$12,502	$21,174

Earnings per common share:
Basic earnings per share	$(0.13)	$0.30	$0.67	$1.14
Diluted earnings per share	$(0.13)	$0.30	$0.67	$1.14

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$48,162	$67,347
Accounts receivable, net	25,493	26,155
Inventories	8,451	7,996
Deferred tax assets, net	5,359	5,882
Property and equipment, net	32,254	31,169
Intangible assets, net	172,097	194,288
Goodwill	340,940	333,987
Other assets	22,508	17,805
Total assets	$655,264	$684,629

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$53,266	$55,702
Intercompany payable to United Online, Inc.	—	1,653
Debt, net of discounts	220,000	244,000
Deferred tax liabilities, net	55,823	62,850
Other liabilities	35,653	43,126
Total liabilities	364,742	407,331
Total equity	290,522	277,298
Total liabilities and equity	$655,264	$684,629

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income (loss)	$(2,453)	$5,549	$12,502	$21,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,705	8,785	31,856	35,358
Stock-based compensation	1,239	1,272	4,837	5,113
Provision for doubtful accounts receivable	348	582	1,548	2,154
Accretion of discounts and amortization of deferred financing and debt issue costs	193	189	857	1,010
Loss on extinguishment of debt	—	—	2,348	—
Non-cash allocations from parent company, net	219	564	934	2,281
Deferred taxes, net	80	(4,552)	(6,911)	(11,528)
Other, net	162	10	267	15
Changes in operating assets and liabilities:
Accounts receivable, net	1,458	(1,118)	(831)	(3,628)
Inventories	(2,345)	(2,055)	(437)	(2,619)
Other assets	(2,088)	357	(1,717)	949
Accounts payable and accrued liabilities	18,771	20,646	(2,124)	5,471
Intercompany payable to United Online, Inc.	(2,920)	(45)	(1,653)	66
Other liabilities	266	6,238	(7,273)	11,139

Net cash provided by operating activities	19,635	36,422	34,203	66,955

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(4,357)	(2,657)	(10,830)	(6,507)
Cash paid for acquisitions, net of cash acquired	—	—	—	(3,914)
Proceeds from sales of investments	—	—	124	40
Purchases of investments	—	(41)	(61)	(128)

Net cash used for investing activities	(4,357)	(2,698)	(10,767)	(10,509)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	—	220,000	—
Payments on term loan	—	—	(246,013)	(17,663)
Payments for debt issue costs	(305)	—	(3,229)	—
Proceeds from exercises of stock options	4,791	—	4,791	—
Dividends paid to United Online, Inc.	—	(16,120)	(18,201)	(19,299)
Other, net	(29)	—	93	4

Net cash provided by (used for) financing activities	4,457	(16,120)	(42,559)	(36,958)

Effect of foreign exchange rate changes on cash and cash equivalents	80	70	(62)	801

Change in cash and cash equivalents	19,815	17,674	(19,185)	20,289

Cash and cash equivalents, beginning of period	28,347	49,673	67,347	47,058

Cash and cash equivalents, end of period	$48,162	$67,347	$48,162	$67,347

Supplemental cash flow information:

Cash paid for interest	$1,300	$3,121	$7,920	$12,942
Cash paid for income taxes, net	5,985	5,929	25,285	12,720

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order value, average revenues per member and average currency exchange rate)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Consumer:
Segment revenues	$77,632	$77,675	$321,724	$317,003
Segment operating income (1)	$7,889	$8,413	$35,151	$35,245
Consumer orders (2)	1,093	1,102	4,513	4,485
Average order value (3)	$66.73	$66.24	$67.15	$66.57

Florist:
Segment revenues	$38,159	$39,135	$163,145	$158,180
Segment operating income (1)	$11,074	$11,508	$47,078	$44,425
Average revenues per member (4)	$2,810	$2,748	$11,827	$11,004

International:
Segment revenues	$43,172	$41,161	$161,389	$157,081
Segment operating income (1)	$4,809	$4,772	$18,369	$18,289
Consumer orders (2)	707	685	2,662	2,535
Average order value (in GBP) (3)	£31.47	£31.29	£32.54	£32.69
Average order value (in USD) (3)	$51.09	$50.32	$50.83	$51.87
Average currency exchange rate: GBP to USD	1.62	1.61	1.56	1.59

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME (LOSS)

AND NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Segment Operating Income (1) :
Consumer	$7,889	$8,413	$35,151	$35,245
Florist	11,074	11,508	47,078	44,425
International	4,809	4,772	18,369	18,289
Unallocated expenses	(15,003)	(4,079)	(35,076)	(18,412)
Depreciation and amortization	(6,705)	(8,785)	(31,856)	(35,358)
Operating income	2,064	11,829	33,666	44,189

Interest expense, net	(1,270)	(3,075)	(11,224)	(12,812)
Other income, net	67	153	332	627
Provision for income taxes	(3,314)	(3,358)	(10,272)	(10,830)
Net income (loss) (GAAP basis)	$(2,453)	$5,549	$12,502	$21,174

Net income (loss) (GAAP basis)	$(2,453)	$5,549	$12,502	$21,174
Interest expense, net	1,270	3,075	11,224	12,812
Provision for income taxes	3,314	3,358	10,272	10,830
Depreciation and amortization	6,705	8,785	31,856	35,358
Stock-based compensation	1,239	1,272	4,837	5,113
Transaction-related costs	8,708	(26)	13,430	593
Litigation and dispute settlement charges (gains)	803	—	1,381	(193)
Restructuring and other exit costs	166	—	166	—
Adjusted EBITDA (5)	$19,752	$22,013	$85,668	$85,687

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net cash provided by operating activities (GAAP basis)	$19,635	$36,422	$34,203	$66,955
Capital expenditures	(4,357)	(2,657)	(10,830)	(6,507)
Cash paid for transaction-related costs	12,827	2	13,254	551
Cash paid for litigation and dispute settlement charges (gains)	28	—	606	(118)
Cash paid for restructuring and other exit costs	—	85	—	472
Change in intercompany payable to United Online, Inc.	2,920	45	1,653	(66)
Change in current income taxes payable	3,016	(1,618)	7,440	(7,238)
Free Cash Flow (6)	$34,069	$32,279	$46,326	$54,049

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income (loss), as reported (GAAP basis)	$(2,453)	$5,549	$12,502	$21,174
Stock-based compensation	1,239	1,272	4,837	5,113
Amortization of intangible assets	4,392	6,451	22,916	25,543
Transaction-related costs	8,708	(26)	13,430	593
Litigation and dispute settlement charges (gains)	803	—	1,381	(193)
Restructuring and other exit costs	166	—	166	—
Loss on extinguishment of debt	—	—	2,348	—
Income tax effect of adjustments to net income	(2,562)	(2,809)	(12,352)	(11,434)
Adjusted Net Income (7)	$10,293	$10,437	$45,228	$40,796

FTD COMPANIES, INC.

UNAUDITED RECONCILIATION OF TARGETED NET INCOME TO

TARGETED ADJUSTED EBITDA AND TARGETED ADJUSTED NET INCOME

(in millions)

Targeted Adjusted EBITDA and Adjusted Net Income are calculated below for the year ended December 31, 2014:

Forecasted
Targets

Net income (GAAP basis)	$29.3 - 33.0
Interest expense, net	5.3
Provision for income taxes	17.1 - 19.4
Depreciation and amortization	21.5
Stock-based compensation	6.8
Adjusted EBITDA (5)	$80.0 - 86.0

Net income (GAAP basis)	$29.3 - 33.0
Stock-based compensation	6.8
Amortization of intangible assets	11.7
Income tax effect of adjustments to net income	(6.8)
Adjusted Net Income (7)	$41.0 - 44.7